Exhibit 99.1

WEYCO REPORTS THIRD QUARTER 2026 SALES AND EARNINGS;

DECLARES SPECIAL CASH DIVIDEND OF $2.00 PER SHARE

Milwaukee, Wisconsin---November 3, 2026---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter ended September 30, 2026.

Third Quarter 2026 Overview

●	Net sales: $77.0 million (up 5% compared to Q3 2025)
●	Gross earnings: 49.7% of net sales and included $3.3 million in tariff refunds (compared to 40.7% in Q3 2025)
●	Earnings from operations: $13.7 million (compared to $8.1 million in Q3 2025)
●	Net earnings: $11.5 million (up from $6.6 million in Q3 2025)
●	Diluted earnings per share: $1.19 (up from $0.69 in Q3 2025)

"Our third quarter sales were up across North America, led by our Florsheim brand, and supported by solid performances from our Stacy Adams and BOGS brands," stated Thomas W. Florsheim, Jr., Chairman and CEO. "Florsheim continued its exceptional momentum, delivering another record-breaking quarter at wholesale, surpassing the brand's prior third-quarter sales record set last year.  Sales growth and improved gross margins drove strong profitability for the quarter, further enhanced by tariff refunds.  Looking ahead, we remain focused on driving continued sales growth and maximizing profitability across our business lines."

North American Wholesale Segment

Wholesale net sales were $64.0 million for the quarter, up 6% from $60.2 million in the third quarter of 2025. The increase was primarily driven by higher sales of our Florsheim and Stacy Adams brands, which both increased 9% for the quarter, due mainly to higher sales in the dress shoe category. BOGS sales were up 6% for the quarter, with sales volumes up across most major channels. Nunn Bush sales were down 1% for the quarter. Last year’s third quarter sales were negatively impacted by reduced business with a large customer who failed to timely adopt our new pricing structure, resulting in order cancellations during the period.

Wholesale gross earnings as a percent of net sales were 46.0% and 35.7% in the third quarters of 2026 and 2025, respectively.  The increase was primarily due to lower incremental tariff rates compared to last year and the recognition of $3.2 million in tariff refunds, discussed below. Wholesale selling and administrative expenses totaled $16.0 million, or 25% of net sales, for the quarter versus $14.0 million, or 23% of net sales, last year. The 2026 increase was primarily due to higher employee costs. Wholesale operating earnings were $13.4 million for the quarter, up from $7.5 million in 2025, due mainly to higher sales and gross margins.

North American Retail Segment

Net sales in our retail segment totaled $7.2 million for the quarter, up 3% from $7.0 million in 2025. The increase was primarily due to higher sales on our Florsheim website, largely offset by lower sales from closed stores. Retail gross earnings as a percent of net sales increased to 70.7% in the third quarter of 2026, up from 66.4% in the third quarter of 2025, driven mainly by lower incremental tariff rates compared to last year. Retail operating earnings totaled $0.7 million for the quarter and $0.6 million in last year’s third quarter.

Other Operations

Other operations consist of our retail and wholesale businesses in Australia and South Africa (collectively, “Florsheim Australia”). Net sales of Florsheim Australia were $5.8 million in the third quarter of 2026, down 3% from $6.0 million in 2025. In local currency, net sales were down 10% for the quarter, mainly at wholesale. The local currency decrease translated to a 3% decline in U.S. dollars due to the strengthening of the Australian dollar relative to the U.S. dollar this year. Florsheim Australia’s gross earnings as a percent of net sales were 63.8% and 61.0% in the third quarters of 2026 and 2025, respectively, and its third quarter operating losses were $0.4 million in 2026 versus $0.1 million last year. Operating losses widened for the quarter due to lower wholesale sales.

Incremental Tariffs

In early 2025, the U.S. imposed tariffs on certain imported goods under the International Emergency Economic Powers Act (“IEEPA”). During 2025 and the first quarter of 2026, we paid approximately $19.8 million in IEEPA tariffs. In February 2026, the U.S. Supreme Court invalidated IEEPA tariffs, and in April 2026, U.S. Customs and Border Protection (“CBP”) commenced a phased process for accepting refund claims. In April, we submitted refund claims for our Phase 1 entries totaling $18.6 million, substantially all of which were approved during the second quarter. Accordingly, during the second quarter, we recognized: $15.3 million in tariff refunds as a reduction to cost of sales, $3.3 million as a reduction of inventory, and $0.7 million of interest income. During the third quarter, the $3.3 million previously recorded to inventory was recognized as a reduction to cost of sales ($3.2 million in the Wholesale segment and $0.1 million in the Retail segment) upon sale of the related inventory.

Our Phase 3 entries, totaling $1.2 million were submitted in early October, of which $0.4 million have been approved for liquidation, while $0.8 million remain under review. The timing and amount of these recoveries remain uncertain and subject to execution by CBP. Accordingly, no refunds related to Phase 3 entries were recognized in the third quarter.

Following the U.S. Supreme Court's ruling in February, the Administration imposed a 10% incremental tariff under a separate statutory authority. On July 24, the Administration increased the incremental tariff on imports from China, Dominican Republic, and Vietnam to 12.5%, which remained in effect for the duration of the quarter. U.S. trade policies continue to evolve and remain unpredictable, creating near-term gross margin uncertainty. We have mitigation strategies in place and will continue to adjust, as appropriate, in response to future policy developments.

Dividend Declarations

On November 3, 2026, our Board of Directors declared a regular quarterly cash dividend of $0.28 per share to all shareholders of record on November 17, 2026, payable January 8, 2027. Additionally, as announced in a separate news release, on November 3, 2026, our Board of Directors declared a special cash dividend of $2.00 per share to all shareholders of record on November 17, 2026, payable January 8, 2027.

Conference Call Details

Weyco Group will host a conference call on November 4, 2026, at 11:00 a.m. Eastern Time to discuss the third quarter 2026 financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes, and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://register-conf.media-server.com/register/BI848ca1b1750c4cf39796a8f3b93fc1a7.

The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/s6dttjz4. Alternatively, the replay will be available by visiting the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, and BOGS. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide.  Weyco Group also operates Florsheim stores in the United States, Australia, and South Africa.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the uncertain impacts of U.S. trade and tariff policies – particularly incremental tariffs on goods sourced from China - which remain highly dynamic and unpredictable; the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs; a slow-down or contraction in the overall U.S. or Australian economies; our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends; the effect of unseasonable weather conditions on the demand for certain of our products; our ability to successfully procure our products from independent manufacturers on a timely basis; consumer acceptance of products and other factors affecting retail market conditions, changes in interest rates, the uncertain impact of the wars in Ukraine, Israel, and Iran and the related economic and other sanctions imposed by the U.S. and European Union; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 13, 2026, which are incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2026	2025

	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$91,159	$96,006
Marketable securities, at amortized cost	2,083	1,425
Accounts receivable, net	49,382	38,899
Income tax receivable	877	—
Inventories	60,094	65,887
Prepaid expenses and other current assets	10,539	3,218
Total current assets	214,134	205,435

Marketable securities, at amortized cost	1,941	3,460
Property, plant and equipment, net	27,487	27,414
Operating lease right-of-use assets	8,361	10,257
Goodwill	12,317	12,317
Trademarks	32,868	32,868
Other assets	20,694	27,916
Total assets	$317,802	$319,667

LIABILITIES AND EQUITY:
Accounts payable	$8,476	$11,198
Dividend payable	—	21,385
Operating lease liabilities	3,787	4,354
Accrued liabilities	11,619	11,062
Accrued income tax payable	—	638
Total current liabilities	23,882	48,637

Deferred income tax liabilities	14,692	13,828
Long-term pension liability	10,263	10,787
Operating lease liabilities	5,070	6,437
Other long-term liabilities	359	410
Total liabilities	54,266	80,099

Common stock	9,626	9,532
Capital in excess of par value	74,524	73,967
Reinvested earnings	192,940	169,923
Accumulated other comprehensive loss	(13,554)	(13,854)
Total equity	263,536	239,568
Total liabilities and equity	$317,802	$319,667

WEYCO GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

	(In thousands, except per share amounts)

Net sales	$77,024	$73,121	$207,245	$199,372
Cost of sales	38,769	43,333	95,140	113,986
Gross earnings	38,255	29,788	112,105	85,386

Selling and administrative expenses	24,514	21,733	73,840	66,407
Earnings from operations	13,741	8,055	38,265	18,979

Interest income	882	828	3,086	2,247
Interest expense	—	—	(4)	(2)
Other income (expense), net	33	57	241	(129)

Earnings before provision for income taxes	14,656	8,940	41,588	21,095

Provision for income taxes	3,145	2,354	10,641	6,710

Net earnings	$11,511	$6,586	$30,947	$14,385

Weighted average shares outstanding
Basic	9,463	9,445	9,429	9,488
Diluted	9,651	9,535	9,575	9,585

Earnings per share
Basic	$1.22	$0.70	$3.28	$1.52
Diluted	$1.19	$0.69	$3.23	$1.50

Cash dividends declared (per share)	$0.28	$0.27	$0.83	$0.80

WEYCO GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2026	2025

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$30,947	$14,385
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	1,918	1,860
Amortization	74	197
Bad debt expense	9	167
Deferred income taxes	827	1,531
Net foreign currency transaction (gains) losses	(36)	59
Share-based compensation expense	1,341	1,246
Pension (benefit) expense	(54)	218
(Gain) loss on disposal of fixed assets	(11)	17
Increase in cash surrender value of life insurance	(360)	(350)
Changes in operating assets and liabilities -
Accounts receivable	(10,548)	(9,113)
Inventories	5,799	6,803
Prepaid expenses and other assets	682	1,039
Accounts payable	(2,720)	(654)
Accrued liabilities and other	263	(3,567)
Accrued income taxes	(1,168)	(591)
Excess tax benefits from share-based compensation	(354)	—
Net cash provided by operating activities	26,609	13,247

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	870	370
Proceeds from sale of marketable securities	—	384
Proceeds from sale of property, plant and equipment	12	—
Purchases of property, plant and equipment	(1,933)	(890)
Other	(475)	—
Net cash used for investing activities	(1,526)	(136)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(29,368)	(7,731)
Shares purchased and retired	(34)	(4,065)
Net proceeds from stock options exercised	11	—
Taxes paid related to the net share settlement of equity awards	(699)	(228)
Net cash used for financing activities	(30,090)	(12,024)

Effect of exchange rate changes on cash and cash equivalents	160	865

Net (decrease) increase in cash and cash equivalents	$(4,847)	$1,952

CASH AND CASH EQUIVALENTS at beginning of period	96,006	70,963

CASH AND CASH EQUIVALENTS at end of period	$91,159	$72,915

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$10,870	$5,768
Interest paid	$—	$1

NON-CASH FINANCING ACTIVITY:
Settlement of dividend payable with prefunded dividend	$—	$21,579